Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Departure of Chief Financial Officer

AZUSA, Calif., December 14, 2011 -- Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced that Jeff Berry has resigned his position as Chief Financial Officer to pursue other professional interests, effective January 13, 2012. The Company will immediately initiate a search for his replacement.

Ingrid Jackel, Chairwoman and CEO, stated, "We want to thank Jeff for his service to Physicians Formula and we wish him the best in his new endeavors. Jeff had been a member of our Board of Directors from 2007 to 2009, but stepped off the Board to serve as CFO to help me restore the Company to financial health. After almost three years of working together, we are now well-positioned for attractive growth and profitability in 2012, and it is now time for Jeff to return to his original career path. As we begin our search for his replacement, I have full confidence in the ability of our team to continue the development of our business."

About Physicians Formula Holdings, Inc.
Physicians Formula is an innovative cosmetics and skin care company operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in 25,700 stores including those operated by Wal-Mart, Target, CVS and Rite Aid.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management's expectations regarding the Company's refinancing, strategy, liquidity, financial performance and outlook. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the loss of any significant retailer customers; the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; the Company's ability to comply with the financial covenants in its debt agreements; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

(FACE/F)

Contact:        Anne Rakunas
                ICR, Inc.
               (310) 954-1113